                                                                    EXHIBIT 12.1

                         SUPERVALU INC. and Subsidiaries

                       Ratio of Earnings to Fixed Charges
                             For Fiscal Years Ended

(In thousands, except ratios)                1999          1998         1997         1996        1995
                                           ---------    ---------    ---------    ---------    ---------
Earnings before income taxes               $ 316,261    $ 384,780    $ 280,512    $ 267,692    $  15,925

Less undistributed earnings of less than
    fifty percent owned affiliates            (5,943)      (7,388)     (15,813)     (11,136)     (10,902)
                                           ---------    ---------    ---------    ---------    ---------

Earnings before income taxes                 310,318      377,392      264,699      256,556        5,023

Interest expense                             124,111      133,619      136,831      140,150      135,383

Interest on operating leases                  18,574       18,010       16,950       17,059       18,204
                                           ---------    ---------    ---------    ---------    ---------

                                           $ 453,003    $ 529,021    $ 418,480    $ 413,765    $ 158,610
                                           =========    =========    =========    =========    =========

 Total fixed charges                         142,685      151,629      153,781      157,209      153,587
                                           =========    =========    =========    =========    =========

Ratio of earnings to fixed charges              3.17         3.49         2.72         2.63         1.03
                                           =========    =========    =========    =========    =========
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